Exhibit 10.31
INDEMNITY AGREEMENT
     THIS INDEMNITY AGREEMENT (this “Agreement”) is executed as of March 10, 2011, by REMINGTON LODGING & HOSPITALITY, LLC, a Delaware limited liability company (“Indemnitor”), for the benefit of ASHFORD HOSPITALITY LIMITED PARTNERSHIP (“Ashford”).
WITNESSETH:
     WHEREAS, Ashford and certain lenders identified below (collectively, the “Lenders”), desiring to restructure certain mezzanine and mortgage debt (the “Mortgage and Mezzanine Debt”) in connection with the acquisition of a 28-property hotel portfolio, have entered into the following agreements:
     (a) Mezzanine 1 Guaranty and Indemnity Agreement, dated as of the date hereof, by Ashford and PRISA III REIT Operating LP (“PRISA III”), for the benefit of BRE/HH Acquisitions L.L.C. (“BRE/HH”) and Barclays Capital Real Estate Finance Inc. (“Barclays”);
     (b) Mezzanine 2 Guaranty and Indemnity Agreement, dated as of the date hereof, by Ashford and PRISA III, for the benefit of BRE/HH and Barclays;
     (c) Mezzanine 3 Guaranty and Indemnity Agreement, dated as of the date hereof, by Ashford and PRISA III, for the benefit of BRE/HH and Barclays;
     (d) Mezzanine 4 Guaranty and Indemnity Agreement, dated as of the date hereof, by Ashford and PRISA III, for the benefit of GSRE III Ltd., a Cayman Islands exempt company; and
     (e) Guaranty and Indemnity Agreement, dated as of the date hereof, by Ashford and PRISA III, for the benefit of Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association and Barclays Capital Real Estate Inc. (such agreements collectively, the “Indemnity Agreements”); and
     WHEREAS, the Indemnity Agreements provide that Ashford has potential recourse liability with respect to the Mortgage and Mezzanine Debt arising from certain events or circumstances caused by or resulting from the action of Indemnitor.
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE II
NATURE AND SCOPE OF INDEMNITY
     2.1 Indemnification Obligations. Indemnitor hereby irrevocably and unconditionally agrees to indemnify, defend, protect and hold harmless Ashford and its successors and assigns from and against any and all liabilities imposed upon or incurred by or asserted against Ashford under any Indemnity Agreement that are directly or indirectly related to, in connection with or arising out of any one or more of the following actions by Indemnitor or any Related Party of Indemnitor at any time, and which liabilities are not otherwise imposed upon or incurred by or asserted against Ashford under such Indemnity Agreement as a result of the following or any other actions of any other Person (the “Indemnification Obligations”):
     (a) Indemnitor or any Related Party of Indemnitor seeks substantive consolidation of any Loan Party with any other Person in connection with a proceeding under the Bankruptcy Code or any other Creditors’ Rights Laws involving Guarantor or any other Loan Party (other than the substantive consolidation of Indemnitor or any other Affiliated Manager with any other Person which is not a Loan Party);
     (b) Indemnitor or any Related Party of Indemnitor contests, opposes or objects to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in the event of a future proceeding under the Bankruptcy Code or any other Creditors’ Rights Laws involving any Loan Party (other than a proceeding involving Indemnitor or any other Affiliated Manager and no other Loan Party); and/or
     (c) Indemnitor or any Related Party of Indemnitor provides, originates or acquires directly or through a Related Party of Guarantor an interest in or solicits (in writing) or accepts from Guarantor or any Related Party of Guarantor any debtor-in-possession financing to or on behalf of any Loan Party in the event that Guarantor or any other Loan Party is the subject of a proceeding under the Bankruptcy Code or any other Creditors’ Rights Laws (other than debtor-in-possession financing provided to or on behalf of Indemnitor by a Person which is not a Loan Party in a proceeding which involves no other Loan Party).
For purposes of this Agreement, the term “Related Party” shall mean, as to any Person, any other Person (a) that is an Affiliate of such Person, or (b) in which such Person owns, directly or indirectly, in the aggregate more than fifty percent (50%) of the beneficial ownership interests in such Person.
     2.2 Unenforceability. To the extent that the undertaking to indemnify, defend, protect and hold harmless set forth in Section 2.1 may be unenforceable because it violates any law or public policy, Indemnitor shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnification Obligations incurred by Ashford.
     2.3 Assumption of Defense. Ashford shall have the right, but not the obligation, to assume in a timely manner the defense of any Indemnification Obligations with counsel reasonably approved by Indemnitor (but Ashford shall at all times retain the right to participate in any such defense with its own counsel, and the costs of such participation shall constitute an Indemnification Obligation), and Indemnitor shall not settle or compromise such Indemnification Obligation without the prior written consent of Ashford, whose consent shall not unreasonably be withheld.
     2.4 Limitation on Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Indemnitor with respect to the

Indemnification Obligations shall be the lesser of: (a) the aggregate outstanding indebtedness of the loans evidenced by the Loan Agreements and the Other Mezzanine Loans; or (b) $200,000,000 (the “Indemnification Cap”). In addition, Indemnitor shall have no liability under this Agreement to the extent Ashford has then become, or thereafter becomes, liable under the Indemnity Agreements in connection with any action that is subject to a cap of $200,000,000 as described in the Indemnity Agreements (including the Indemnification Obligations) (collectively, the “Bankruptcy Actions”) if liability for such Bankruptcy Action is caused by any Person other than Indemnitor or any Related Party of Indemnitor. For the avoidance of doubt, if Ashford shall become liable under the Indemnity Agreements for any Bankruptcy Action that is caused by both (a) Indemnitor or any Related Party of Indemnitor, AND (b) any Person other than Indemnitor or any Related Party of Indemnitor (without regard to which event occurs first), Indemnitor shall have no liability under this Agreement. In the event Indemnitor has made any payment(s) to Ashford pursuant to this Agreement, and it is thereafter established that Indemnitor is not liable for all or any portion of such payment(s), Ashford will promptly refund such payment(s) to Indemnitor. The Indemnification Cap shall not be reduced as a result of any prepayments of the loans evidenced by the Loan Agreements or any Other Mezzanine Loan unless and until the aggregate indebtedness thereunder is less than $200,000,000.
ARTICLE III
MISCELLANEOUS
     3.1 Notice Provisions.
     (a) Ashford herby agrees that it shall provide five days advance written notice (in the form attached hereto as Exhibit A) to Indemnitor if Ashford or any other Loan Party controlled by Ashford intends to take any action described in Section 1.2(b)(iii) of the Indemnity Agreements. Any such notice shall be provided to each of the following Persons at the addresses listed below:
Archie Bennett, Jr.
c/o Remington Lodging & Hospitality, LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Archie Bennett, Jr.
Allean House
Strathtummel by Pitlochry
Pershire PH16 5NR
Scotland
Monty J. Bennett
c/o Remington Lodging & Hospitality, LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Monty J. Bennett
2408 Victory Park Lane, #837
Dallas, Texas 75219

Remington Lodging & Hospitality, LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attention: President
Remington Lodging & Hospitality, LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attention: Chief Legal Officer
     (b) Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 3.1):
     Ashford:
c/o Ashford Hospitality Trust
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
Attention: David Brooks
Facsimile No.: (972) 490-9605
     With a copy to:
Andrews Kurth LLP
1717 Main St., Ste. 3700
Dallas, Texas 75201
Attention: Muriel C. McFarling
Facsimile No.: (214) 659-4784
     Indemnitor: to the parties at the addresses identified in Section 3.1(a).
     3.2 Waiver. No failure to exercise, and no delay in exercising, on the part of Ashford, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Ashford hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.
     3.3 Governing Law. This Agreement shall be governed in accordance with the laws of the State of Texas and the applicable law of the United States of America.
     3.4 Severable Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
     3.5 Amendments. This Agreement may be amended only by an instrument in writing executed by the parties hereto.
     3.6 Parties Bound; Assignment; Joint and Several. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Indemnitor may not, without the prior written consent of Ashford, assign any of its rights, powers, duties or obligations hereunder.
     3.7 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.
     3.8 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.
     3.9 Counterparts. To facilitate execution, this Agreement may be executed in counterparts, and each counterpart shall be considered an original.
     3.10 Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Indemnity Agreements or the Loan Agreements referenced therein, unless such term is otherwise specifically defined herein. The words “include” and “including” and words of similar import shall be deemed to be followed by the words “without limitation”.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Remington Lodging & Hospitality, LLC
By:	/s/ Monty Bennett
	Name:	Monty Bennett
	Title:	Chief Executive Officer

Ashford Hospitality Limited Partnership
By:	Ashford OP General Partner LLC, its general partner
By:	/s/ David A. Brooks
	Name:	David A. Brooks
	Title:	Vice Brooks

NOTICE OF $200 MILLION INDEMNITY OBLIGATION
IF REMINGTON TAKES ANY ACTIONS DESCRIBED IN THE
INDEMNITY AGREEMENT IDENTIFIED BELOW
Remington Lodging & Hospitality LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attention: Archie Bennett
Remington Lodging & Hospitality LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attention: Monty Bennett
Remington Lodging & Hospitality LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attention: President
Remington Lodging & Hospitality LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attention: General Counsel

Re:	NOTICE OF $200 MILLION INDEMNITY OBLIGATION
Gentlemen:
     Reference is made to (a) those four (4) certain Guaranty and Indemnity Agreements dated March ___, 2011, executed by Ashford Hospitality Limited Partnership and PRISA III REIT Operating LP (each, a “Guarantor”), copies of which are attached hereto as Exhibit A (collectively, the “Guaranty”) and (b) that certain Indemnity Agreement dated March ___, 2011, executed by Remington Lodging & Hospitality LLC (“Remington”), a copy of which is attached hereto as Exhibit B (the “Indemnity Agreement”).
14185 DALLAS PARKWAY — SUITE 1100 — DALLAS, TEXAS 75254
972-490-9600 — MAIN 972-490-9605 — FAX

     You are hereby notified pursuant to the Indemnity Agreement that a Guarantor and/or one or more of its affiliates [may file] [has filed (PRISA or its affiliates)] a voluntary petition under the United States Bankruptcy Code or take other actions or be subject to other actions described in Section 1.2(a)(ix) of the Guaranty. Please be advised that if Remington or any of its affiliates takes any action described in Section 1.2(b)(iii)(A), (B) or (C), that causes any liability to Guarantor, Remington may be subject to liability under the Indemnity Agreement for an amount up to $200 million.
     Should you need any information or have any questions, please do not hesitate to call me.

Very truly yours,

Ashford Hospitality Limited Partnership

By:	Ashford OP General Partner LLC

By:

cc (w/ enclosures):
Archie Bennett
Allean House
Strathtummel by Pitlochry
Pershire PH16 5NR
Scotland
Monty Bennett
2408 Victory Park Lane, #837
Dallas, Texas 75219
14185 DALLAS PARKWAY — SUITE 1100 — DALLAS, TEXAS 75254
972-490-9600 — MAIN 972-490-9605 — FAX